UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2007

HOKU SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51458	94-0351487
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1075 Opakapaka Street Kapolei, Hawaii	96707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Supply Agreement with SANYO Electric Company, Ltd.

On January 17, 2007, Hoku Scientific, Inc. (“Hoku”) entered into a supply agreement with SANYO Electric Company, Ltd. (“SANYO”) for the sale and delivery of polysilicon to SANYO over a seven-year period beginning in January 2009 (the “Supply Agreement”). Under the Supply Agreement, up to approximately $370 million may be payable to Hoku during the seven-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The Supply Agreement provides for the delivery of predetermined volumes of polysilicon by Hoku and purchase of these volumes by SANYO each month and each year at set prices from January 1, 2009 through December 31, 2015.

The Supply Agreement provides for an initial direct deposit of $2 million to Hoku and requires that SANYO place a further deposit of 30% of the total purchase amount in an escrow account with Bank of Hawaii pursuant to an escrow agreement. This 30% is payable to Hoku as an advance deposit for products delivered under the Supply Agreement in four installments upon the successful completion of certain polysilicon quality and production volume tests and certifications by Hoku (collectively, the “Total Deposit”). Hoku is required to use the Total Deposit for its polysilicon business.

Pursuant to the Supply Agreement, Hoku must grant to SANYO a security interest in all of the tangible and intangible assets related to Hoku Materials, a division of Hoku, and all equity interests in Hoku Materials owned by Hoku, to serve as collateral for Hoku’s obligations under the Supply Agreement.

The term of the Supply Agreement is through December 31, 2015. Each party, however, may elect to terminate the Supply Agreement at an earlier date under certain circumstances, including, but not limited to, Hoku’s failure to secure financing within six months of the date of the Supply Agreement sufficient to procure the Hoku facility and equipment necessary to manufacture one thousand five hundred (1,500) metric tons of polysilicon product per annum or the bankruptcy, assignment for the benefit of creditors, liquidation or a material breach of the other party. Hoku’s failure to deliver a predetermined quantity of Hoku manufactured product by March 31, 2009, the minimum monthly quantity of product in any month beginning in March 2009, the minimum annual quantity of polysilicon product in any year or to complete successfully any of the polysilicon quality and production volume tests or the process implementation test set forth in the Supply Agreement within specified periods of time constitute a material breach by Hoku under the terms of the Supply Agreement, among other circumstances. Upon the expiration or termination of the Supply Agreement, Hoku is generally required to refund to SANYO the entire amount of the Total Deposit or authorize the Bank of Hawaii to do so, less any part of the Total Deposit that has been applied to the purchase price of products delivered under the Supply Agreement.

The Supply Agreement will be filed with Hoku’s Annual Report on Form 10-K for the fiscal year ending March 31, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 22, 2007

HOKU SCIENTIFIC, INC.

By:	/S/ DUSTIN SHINDO
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer